I, Robert Rintel, certify that this report on Form N-CSR of Valgro Funds, Inc., fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act pf 1934 and that information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

Date: November 7, 2003

Robert Rintel, President & Chief Financial Officer